Report of Independent Auditors

To the Stockholder and Board of Directors of Principal National Life Insurance Company

We have audited the financial statements of Principal National Life Insurance Company (the Company) as of December 31, 2022 and 2021, for each of the three years in the period ended December 31, 2022 and have issued our report thereon dated April 12, 2023 (included elsewhere in this Registration Statement). Our audits of the financial statements included the financial statement schedules listed in Item 30(o) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.

In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
April 12, 2023

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2022

			Amount as
			shown in the
			statement of
		Fair	financial
Type of Investment	Cost (1)	Value	position
Fixed maturities
Bonds
U.S. governments	$5,240,039	4,036,133	5,212,321
U.S. states, territories and possessions	—	—	—
U.S. special revenue	17,650,822	13,821,874	17,454,100
Industrial and miscellaneous	48,557,163	36,623,671	48,061,012
Total fixed maturities	71,448,024	54,481,678	70,727,433

Receivables and securities	82,645		82,645
Cash and other invested assets	904,370		904,370
Total investments	$72,435,039		71,714,448

(1) As to fixed maturities, original cost is reduced by repayments and other-than-temporary impairments, as applicable.

Schedule III - Supplementary Insurance Information
As of December 31, 2022, 2021 and 2020 and for each of the years then ended

	Future policy		Policy and
	benefits	Unearned	contract
Segment	and expense	premiums	liabilities

Year ended December 31, 2022
Individual life	$18,209	$—	$—
Other	—	—	—
	$18,209	$—	$—

Year ended December 31, 2021
Individual life	$17,757	$—	$—
Other	—	—	—
	$17,757	$—	$—

Year ended December 31, 2020
Individual life	$17,076	$—	$—
Other	—	—	—
	$17,076	$—	$—

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2022, 2021 and 2020 and for each of the years then ended

			Benefits, claims
		Net	losses and	Other
	Premium	investment	settlement	operating
Segment	revenue	income	expenses	expenses (1)

2022:
Individual life	$8,730	(1,512,737)	452	458,743,923
Other	—	4,159,575	—	833,071
	$8,730	2,646,838	452	459,576,994

2021:
Individual life	$8,657	(1,505,151)	36,351	457,580,985
Other	—	9,216,253	—	632,938
	$8,657	7,711,102	36,351	458,213,923

2020:
Individual life	$8,503	(1,477,708)	1,327	399,543,420
Other	—	8,692,070	—	560,263
	$8,503	7,214,362	1,327	400,103,683

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2022, 2021 and 2020 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other	Net	assumed
	amount	companies	companies	amount	to net
2022:
Life insurance in force	$373,833,201,412	$373,833,201,412	$1,635,555	$1,635,555	100%

Premiums:
Individual life	$1,182,808,711	$1,182,808,711	$8,730	$8,730	100%

2021:
Life insurance in force	$366,975,315,516	$366,975,315,516	$1,691,882	$1,691,882	100%

Premiums:
Individual life	$1,135,603,496	$1,135,603,496	$8,657	$8,657	100%

2020:
Life insurance in force	$330,488,745,773	$330,488,745,773	$1,732,650	$1,732,650	100%

Premiums:
Individual life	$1,007,313,891	$1,007,313,891	$8,503	$8,503	100%